                                                                  EXHIBIT (A)(1)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS)

                                       OF

                 AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION
                                       BY

                           HORIZON ACQUISITION, INC.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                             DOREL INDUSTRIES INC.
                                       AT

                              $9.625 NET PER SHARE

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON THURSDAY, APRIL 30, 1998, UNLESS THE OFFER IS EXTENDED

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, WHEN ADDED TO SHARES ALREADY OWNED BY HORIZON ACQUISITION, INC. AND DOREL INDUSTRIES INC., REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

     THE BOARD OF DIRECTORS OF AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION, AND RECOMMENDS THAT SUCH SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of his Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

     A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 2.

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                            ------------------------

                    The Information Agent for the Offer is:

                        Innisfree M&A Incorporated logo
April 3, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
THE OFFER...................................................    3
      1. Terms of the Offer.................................    3
      2. Procedure for Tendering Shares.....................    5
      3. Withdrawal Rights..................................    7
      4. Acceptance for Payment and Payment.................    8
      5. Certain Federal Income Tax Consequences............    9
      6. Price Range of Shares; Dividends on the Shares.....   10
      7. Effect of the Offer on the Market for the Shares;
         Stock Quotation; Exchange Act Registration; Margin
         Regulations........................................   10
      8. Certain Information Concerning the Company.........   11
      9. Certain Information Concerning the Purchaser and
       Parent...............................................   13
     10. Source and Amount of Funds.........................   15
     11. Background of the Offer; Contacts with the Company;
         the Merger Agreement and Related Agreements........   15
     12. Purpose of the Offer and the Merger; Plans for the
      Company; Other Matters................................   28
     13. Dividends and Distributions........................   29
     14. Certain Conditions of the Offer....................   29
     15. Certain Legal Matters..............................   31
     16. Fees and Expenses..................................   32
     17. Miscellaneous......................................   33
SCHEDULE I.--Directors and Executive Officers of Parent and
  the Purchaser.............................................  I-1

To the Holders of Common Stock of
  Ameriwood Industries International Corporation:

                                  INTRODUCTION

     Horizon Acquisition, Inc., a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Dorel Industries Inc., a Quebec, Canada corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), including the associated common share purchase rights (the "Rights", and together with the Common Stock, the "Shares"), of Ameriwood Industries International Corporation, a Michigan corporation (the "Company"), at a price of $9.625 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Harris Trust Company of New York (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     ABN AMRO Incorporated ("ABN AMRO") has delivered to the Board its written opinion that the consideration to be received by the shareholders of the Company pursuant to each of the Offer and the Merger is fair to such shareholders from a financial point of view. A copy of the opinion of ABN AMRO is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, WHEN ADDED TO ANY SHARES ALREADY OWNED BY THE PURCHASER AND PARENT, REPRESENTS AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 27, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement, and in accordance with the relevant provisions of the Michigan Business Corporation Act (the "MBCA") and the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time will be cancelled and converted automatically into the right to receive $9.625 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Offer Price"). The Merger Agreement is more fully described in Section 11.

     The Merger Agreement provides that, promptly upon the purchase by the Purchaser of Shares pursuant to the Offer and from time to time thereafter, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give the Purchaser representation on the Board equal to the product of the number of directors on the Board multiplied by the percentage that the aggregate number of Shares then beneficially owned by the Purchaser and its affiliates following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to take all actions necessary to cause the Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company. See Section 11. Under the Company's Restated Articles of Incorporation and the MBCA, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder.

     Under the MBCA, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. In such event, Parent, the Purchaser and the Company have agreed to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's shareholders is required under the MBCA, a significantly longer period of time will be required to effect the Merger. See Section 15.

     The Purchaser presently intends to seek to cause the Company to make an application for the termination of the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as soon as possible after the purchase of all validly tendered Shares pursuant to the Offer if the requirements for termination of registration are met. See Section 7.

     In connection with the execution of the Merger Agreement, Parent entered into Tender and Option Agreements, each dated as of March 27, 1998 (the "Tender Agreements"), with each of Neil L. Diver, Chairman of the Board, and Kevin C. Coyne and Edwin Wachtel, each a member of the Board (collectively, the "Director Shareholders"), who control an aggregate of 382,755 Shares, or approximately 10% of the Shares outstanding on March 27, 1998, pursuant to which the Director Shareholders agreed, among other things and upon the terms and conditions set forth therein, to tender the Shares they own of record (255,717 Shares, or approximately 5.88% of the outstanding Shares) in the Offer and grant an option on such Shares to the Purchaser at the Offer Price, to vote such Shares in the manner specified in the Tender Agreements with respect to certain matters and to appoint Parent as the Director Shareholders' proxy to vote such Shares in certain circumstances. The Tender Agreements are more fully described in Section 11.

     The Minimum Condition requires that the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer, when added to any Shares already owned by the Purchaser and Parent, represent at least a majority of the Shares outstanding on a fully diluted basis. According to the Company, as of March 27, 1998, there were 4,349,606 Shares issued and outstanding, and there were outstanding options to purchase an aggregate of 176,625 Shares. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except on the exercise of outstanding options and as otherwise permitted under the Merger Agreement). Based on the foregoing and assuming that all outstanding options are exercised, the Minimum Condition will be satisfied if 2,263,116 Shares are validly tendered and not withdrawn prior to the expiration of the Offer, including those Shares already owned by the Purchaser and Parent. If the Minimum Condition is satisfied, Parent would be able to effect the Merger without the affirmative vote of any other shareholder of the Company.

     On April 4, 1996, the Board approved a Shareholder Protection Rights Plan (the "Rights Plan"). The Rights Plan provides that one Right will attach to each outstanding share of Common Stock. The purchase price payable upon exercise of a Right is $80.00, subject to adjustment. The distribution was payable to the shareholders of record at the close of business on May 21, 1996 (the "Record Date") and with respect to all Common Stock issued after the Record Date and prior to certain events set forth in the Rights Plan. The description of the Rights Plan and terms of the Rights are set forth in a Rights Agreement, dated as of April 4,

1996 (the "Rights Agreement"), by and between the Company and Harris Trust and Savings Bank, as Rights Agent. The Rights are triggered when a person becomes a beneficial owner of 20% or more of the outstanding Common Stock, or a tender or exchange offer, the consummation of which would result in beneficial ownership by a person of 20% or more of such outstanding Common Stock, is commenced. Based on the information disclosed by the Company in connection with and prior to the Company entering the Merger Agreement, the Company has amended the Rights Agreement to provide that the execution of the Merger Agreement and any amendments thereto and the Tender Agreements and the consummation of the transactions contemplated by such agreements will not cause (i) Parent and/or the Purchaser or their respective Affiliates or Associates to become an Acquiring Person (as such terms are defined in the Rights Agreement) unless the Merger Agreement and the Tender Agreements have been terminated in accordance with their respective terms, or (ii) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer, the Merger or the transactions contemplated by the Merger Agreement and the Tender Agreements.

     The Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger and pay all related costs and expenses will be approximately $43.0 million. The Purchaser will obtain such funds from Parent by means of capital contributions, loans or a combination thereof. Parent plans to obtain the funds for such capital contributions or loans from borrowings under Parent's credit facilities. See
Section 10.

     The information contained in this Offer to Purchase concerning the Company was supplied by the Company, and Parent and the Purchaser take no responsibility for the accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Parent and the Purchaser was supplied by Parent and the Purchaser, and the Company takes no responsibility for the accuracy of such information.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Thursday, April 30, 1998, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or
(iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is extended.

     Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time,
(i) to extend the Offer on one or more occasions beyond the then-scheduled Expiration Date, if at the then-scheduled Expiration Date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares have not been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) increase the Offer Price payable pursuant to the Offer and extend the Offer for any period required by any rule, regulation, interpretation or provision of the Commission or the staff thereof applicable to the Offer, and (iii) extend the Offer on one occasion for a period of not more than 20 business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been validly tendered and not withdrawn pursuant to the Offer at least 90% of the then outstanding Shares. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer as described in
Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

     The Merger Agreement provides that, without the prior written consent of the Company, neither Parent nor the Purchaser will decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased pursuant to the Offer, change the conditions described in Section 14, impose additional conditions to the Offer or amend any other term of the Offer in any manner materially adverse to the holders of Shares.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related

Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with that Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature

Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all physically tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which The New York Stock Exchange, Inc. is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after April 3, 1998. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign shareholders, if exempt, should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Tuesday, June 2, 1998.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry

Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 2 any time on or prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     Subject to the terms of the Merger Agreement, the Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly-owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. Accordingly, a shareholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the shareholder, and will be long-term capital gain or loss if the Shares disposed of were held for more than one year at the date of sale or the Expiration Date (in the case of the Offer) or on the date of the Merger (in the case of the Merger), as the case may be. In addition, the Taxpayer Relief Act of 1997 could affect the federal income tax consequences of the Offer and Merger in that, among other things, it reduces the maximum rate of federal income tax on capital gains of individual taxpayers for capital assets held more than 18 months. Shares held less than one year may be subject to ordinary income tax rates of up to 39.6% for individuals.

     The foregoing summary constitutes a general description of certain U.S. federal income tax consequences of the Offer and the Merger without regard to the particular facts and circumstances of each shareholder of the Company and is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain shareholders subject to special tax treatment (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign shareholders and shareholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS APPLICABLE TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS.

6. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES.

     The Shares are traded through the Nasdaq National Market under the symbol "AWII". The following table sets forth, for each of the periods indicated, the high and low sales prices per Share on the Nasdaq National Market.

                                                                 HIGH      LOW
                                                                ------    -----
1995:
  First Quarter.............................................    $ 9.50    $6.75
  Second Quarter............................................      7.75     6.00
  Third Quarter.............................................      7.00     6.13
  Fourth Quarter............................................      6.38     3.88
1996:
  First Quarter.............................................    $ 5.75    $3.88
  Second Quarter............................................      6.75     5.38
  Third Quarter.............................................      9.00     5.75
  Fourth Quarter............................................      9.75     8.13
1997:
  First Quarter.............................................    $10.75    $7.50
  Second Quarter............................................      8.75     6.63
  Third Quarter.............................................      7.38     5.50
  Fourth Quarter............................................      7.75     4.50
1998:
  First Quarter.............................................    $ 9.50    $4.63
  Second Quarter (through April 2)..........................      9.50     9.44

     On March 27, 1998, the last full trading day prior to the announcement of the execution of the Merger Agreement and of the Purchaser's intention to commence the Offer, the closing sales price per Share as reported on the Nasdaq National Market was $7.125. On April 2, 1998, the last full trading day prior to the commencement of the Offer, the closing sales price per Share as reported on the Nasdaq National Market was $9.44. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company did not pay or declare any dividends for 1997, 1996 or 1995. The Merger Agreement provides that, without the prior written consent of Parent, the Company will not declare, set aside or pay any dividend on or make any other distribution in respect of its capital stock. See Section 11.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION;
   MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely effect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the Nasdaq National Market, which requires that there be at least 200,000 shares publicly held, with a market value of at least $1,000,000, held by at least 400 stockholders or 300 stockholders of round lots. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If the Nasdaq National Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that prices or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. The Shares currently are registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for continued inclusion in the Nasdaq National Market.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither the Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser or Parent.

     General. The Company was originally incorporated in Michigan in 1915. It is the successor to "Rose Patch and Label Company", and later "Rospatch Corporation", which reflected the Company's original business, the production of fabric patches and labels. In 1991, the name was changed to "Ameriwood Industries International Corporation" which more closely identifies the Company with its current core business, wood products. The Company's corporate offices are located at 168 Louis Campau Promenade, Suite 400, Grand Rapids, Michigan, 49503, and its telephone number is (616) 336-9400.

     Principal Products. The Company manufacturers unassembled furniture, stereo speaker cabinets and fully assembled speaker units, and is an original equipment manufacturer of various laminated products used by other manufacturers for incorporation into their own products. All Company-made products are manufactured at two subsidiary facilities, both of which are located in the United States. The Company sells its products through its own sales personnel and through independent sales representatives who are assigned specific territories or customers.

     The Company categorizes its furniture products as those of "Ameriwood Furniture" and its stereo speaker cabinets and other products as those of "Ameriwood Custom Solutions" (formerly "Ameriwood OEM").

     Ameriwood Furniture currently sells its unassembled furniture to office superstores, mass merchant discount stores, home improvement centers, national chains, catalog showrooms, home furnishings retailers, military exchanges and warehouse clubs. Furniture products include office furniture, computer furniture, wall units/organizers, storage units, wardrobes, bookcases, utility carts, television and VCR stands, entertainment centers, home theater units and kitchen and bedroom furniture.

     Ameriwood Custom Solutions produces stereo speaker cabinets and components. These products are sold primarily to consumer electronics manufacturers, including certain major audio component companies. In addition, Ameriwood Custom Solutions sells custom products for the point of purchase and fixtures market, for interactive kiosk cabinets, and for institutional uses. It also sells Company-fabricated wood grain and opaque laminated particle board to a variety of manufacturers for use in kitchen and bathroom cabinets, office partitions and other furniture and building products.

     Selected Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Form 10-K"). More comprehensive financial information is included in the Form 10-K and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                 AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FISCAL YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
Income Statement Data:
  Net Sales..............................................    $ 94,553    $114,547    $105,998
  Operating Income (Loss)................................      (4,449)      1,549      (4,236)
  Net Income (Loss)......................................       2,524         480      (3,368)
  Basic Earnings (Loss) Per Share........................        0.59        0.11       (0.80)
  Weighted average shares outstanding....................       4,303       4,255       4,209
  Dividends per Share....................................          --          --          --
                                                             --------    --------    --------

                                                                  AT DECEMBER 31,
                                                                --------------------
                                                                  1997        1996
                                                                --------    --------
Balance Sheet Data:
  Current Assets............................................    $ 33,515    $ 42,793
  Total Assets..............................................      57,800      66,506
  Current Liabilities.......................................       9,057      14,353
  Long-Term Debt............................................       5,000      11,600
  Shareholders' Equity......................................      41,103      37,969

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the

Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such materials may be accessed electronically at the Commission's web site on the internet at www.sec.gov.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

     The Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of the Purchaser are located at 4750 Boulevard des Grandes Prairies, St. Leonard, Quebec, Canada H1R 1A3. The Purchaser is an indirect wholly owned subsidiary of Parent.

     Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

     Parent is a Quebec, Canada corporation. Its principal offices are located at 4750 Boulevard des Grandes Prairies, St. Leonard, Quebec, Canada H1R 1A3. Parent is a vertically-integrated consumer products manufacturer and distributor specializing in three product areas: ready-to-assemble ("RTA") furniture, juvenile products, and home furnishings. Parent's products include a wide variety of RTA furniture for home and office use; juvenile furniture and accessories such as infant car seats, strollers, high chairs, toddler beds and cribs; and home furnishings such as metal folding chairs, tables, bunk beds, futons and step stools, as well as a mid-market line of case goods consisting of bedroom sets, wall units and entertainment units.

     General Development of Parent's Business. Parent was founded in Montreal, Quebec in 1962.

     In 1987, Parent completed an initial public offering in the Province of Quebec and listed its common shares for trading on the Montreal Exchange.

     In 1988, Parent purchased Cosco, Inc. ("Cosco") of Columbus, Indiana, a company involved in the production of children's furniture and accessories, as well as the production of folding metal furniture.

     Dorel (U.K.) Ltd. ("Dorel (U.K.)") was established in 1988 to penetrate the juvenile market in the United Kingdom and continental Europe. Parent originally owned 75% of Dorel (U.K.) and acquired the remaining 25% interest in 1990 for nominal consideration.

     In 1990, Parent acquired all of the shares of Charleswood Corporation ("Charleswood"), a manufacturer and distributor of RTA furniture located near St. Louis, Missouri.

     Parent's common shares were listed on The Toronto Stock Exchange in 1990.

     In 1991, Cosco purchased the assets of Silgo International, a manufacturer and distributor of children's wall hangings and decorative accessories based in San Diego, California. The assets were used to establish Infantino, Inc. ("Infantino"), a subsidiary that manufactures and sells juvenile accessories.

     During 1993, Parent purchased the assets of Carol Ann Furniture of Montreal, Quebec. The assets were used in 1994 to establish Leadra Design Inc. ("Leadra"), a subsidiary which manufactures and distributes a line of mid-priced bedroom sets, wall units, tables and chairs.

     In 1994, Parent purchased Maxi-Miliaan B.V. ("Maxi-Miliaan"), an infant car seat manufacturer and distributor based in the Netherlands. Maxi-Miliaan allows Parent to more effectively penetrate the fragmented European market. Maxi-Miliaan has established sales offices in France, Germany and Austria.

     Parent employs more than 2,900 people in nine countries. Major North American facilities are located in Montreal, Quebec; Cornwall, Ontario; Columbus, Indiana; Wright City, Missouri; Cartersville, Georgia; and San Diego, California. Parent's major subsidiaries in the United States are Cosco and Charleswood. European operations are carried out through Maxi-Miliaan in the Netherlands and Dorel (U.K.) in the United Kingdom.

     Description of Parent's Business. RTA furniture is manufactured and packaged as component parts and is assembled by the consumer. Parent's RTA Furniture Segment produces office furniture, home office furniture, computer tables, microwave stands, entertainment units and home theater units which are marketed under the Charleswood and Ridgewood names. Parent's RTA Furniture Segment accounted for 27.4% of Parent's sales in 1997.

     Parent's Juvenile Products Segment manufactures infant car seats, strollers, high chairs, toddler beds, cribs, playpens, swings, infant carriers, mobiles and accessories. These products are marketed under the brand names Dorel, Cosco and Infantino in North America, and Maxi-Cosi in Europe. Although Parent manufactures and sells juvenile products at all price levels, the primary focus of its North American operations is on the development and marketing of products at the entry and mid-range price points. Parent's products are designed for middle-income family purchasers, whose priorities are safety and quality at reasonable prices. Parent's largest customers, mass merchants Wal-Mart and Kmart, sell primarily to this market. In Europe, Parent sells primarily high-end juvenile products. Parent's Juvenile Products Segment accounted for 43.7% of Parent's sales in 1997.

     Parent's Home Furnishings Segment produces metal folding furniture, bunk beds and futons, step stools, metal and wood computer stands and case goods furniture. These products are manufactured and distributed by Cosco, Leadra and the Dorel Home Products division. In 1997, the Home Furnishings Segment accounted for 28.9% of Parent's sales.

     In 1997, Parent effected 84% of its sales in the United States, 6% in Canada and 10% in Europe and elsewhere.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of the Purchaser and Parent and certain other information are set forth in Schedule I hereto.

     Except as described in this Offer to Purchase, (i) none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of the Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since December 31, 1994, neither the Purchaser nor Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since December 31, 1994, there have been no contacts, negotiations or transactions between any of the Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of The Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $43.0 million. The Purchaser will obtain all of such funds from working capital and available funds under new credit facilities of Parent. Parent has definitive commitments for approximately $63,000,000 of financing under two credit facilities. Parent has a definitive commitment for a $33,000,000 unsecured guaranteed revolving credit facility among Dorel Investment L.P., ("Dorel Investment") as borrower, Parent and its material subsidiaries, as guarantors, and Royal Bank of Canada ("RBC"), as agent for a syndicate of banks. The facility will have a term of two years. Loans under the facility will bear interest at either (i) LIBOR plus a margin determined by a ratio of indebtedness to EBITDA or (ii) the higher of RBC's Prime Rate and the sum of (x) one half of one percent and (y) the effective federal funds rate. Under the credit facility, Parent will be required to maintain certain financial ratios and level of net worth, and future indebtedness and dividends, as well as Parent's ability to secure future obligations, among other things, will be restricted. Parent also has a definitive commitment from Teachers Insurance and Annuity Association and Prudential Capital Corp. to purchase $30,000,000 aggregate principal amount of notes issued by Dorel Investment and guaranteed by Parent and certain of its subsidiaries. The term of the notes will be 10 years and they will bear interest at a rate of 115 basis points over 7-year U.S. Treasury Bonds. Parent will be required to maintain certain financial ratios and level of net worth, and, among other things, Parent's ability to incur secured debt will be restricted. Purchaser also will obtain funds from Parent's lines of credit and other short term borrowing arrangements. It is anticipated that any borrowings under these facilities will be repaid by the Purchaser from internally generated funds and/or public or private financings of Parent and the Company.

11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT AND RELATED AGREEMENTS.

BACKGROUND OF THE OFFER

     The following description was prepared by Parent and the Company. Information about the Company was provided by the Company and neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which the Purchaser, Parent or their representatives did not participate.

     The RTA furniture industry, while exhibiting growth above the general economy, is very competitive and in recent years has experienced intensified competition. There has been consolidation of both industry participants and customers, and in addition, there have been technological advances in production allowing for greater production efficiencies and expanded capabilities. The largest industry participants significantly influence the competitiveness of the industry by their manufacturing capacity and efficiency as well as their economies of scale in servicing customers. In view of this industry environment, in September 1996, management of the Company began work on a three year strategic plan (the "Plan") which was then presented to the Board in November 1996. Following review of the Plan, the Board decided that a further study of the Company's capital expenditure needs was required and a consultant for such study was retained. The consultant rendered a preliminary report in February 1997 and, at the meeting of the Board in April 1997, the final report was submitted and reviewed. Also at the meeting, management of the Company reported on recent developments in the industry and the Company's position in the industry.

     From May 1997 through August 1997, management of the Company and the Board commenced a thorough reexamination of the Company's Plan and its implementation. The reexamination of the Plan indicated that while the Company had made progress in increasing its manufacturing capabilities and raising productivity, the Company's long-term competitive position was nonetheless subject to substantial risks. In particular, substantial capital expenditures would be required to keep the Company competitive in an environment of significantly larger industry participants, with greater financial resources than the Company, pursuing a consolidating customer base. As a result, the Board and the Company's management determined that the Company should conduct a systematic review of its strategic alternatives, including alternatives to remaining an independent company, in order to increase shareholder value.

     At the Board meeting held in August, the Board authorized senior management to contact outside financial advisors with respect to the consideration and implementation of possible strategic alternatives for the Company. In October 1997, ABN AMRO was retained. During the period from October through November 1997, ABN AMRO approached a number of companies on a confidential basis to discuss their interest in entering into a strategic transaction with the Company. Certain of these companies, including Parent, entered into confidentiality and standstill agreements with the Company and received financial and other information regarding the Company in order to conduct a due diligence review.

     In December 1997, the Company's senior management and representatives of ABN AMRO reported to the Board the results of their preliminary discussions with potential strategic partners, including preliminary indications of interest in pursuing a transaction from three of these potential strategic partners.

     From January through February 1998, these three potential strategic partners continued to conduct their due diligence review, which included tours of Company facilities and presentations by senior management of the Company. During this period, ABN AMRO was notified by one of the parties that it no longer was interested in pursuing a strategic relationship with the Company. On February 12, 1998, the Board held a special meeting to explore further the Company's strategic and financial alternatives. The Company's senior management and representatives of ABN AMRO reported to the Board the status of discussions with the remaining two potential strategic partners.

     During the last two weeks of February 1998 and the first two weeks of March 1998, the two potential strategic partners and their respective representatives and legal advisors reviewed due diligence documents and had numerous discussions with senior management of the Company.

     During the week of March 9, 1998, representatives of ABN AMRO indicated to each of the potential strategic partners that, although no determination had been made to sell the Company, the Company was willing to consider proposals related to potential transactions with the Company and requested that proposals be submitted on March 12, 1998. On March 12, 1998, the Company received and initially evaluated proposals from the two parties. After the Company further reviewed the proposals with its legal and financial advisors at a Board meeting on March 13, 1998, the Company's financial and legal advisors contacted the parties to clarify and discuss their proposals and resolve due diligence items which remained open. On March 23, 1998, ABN AMRO contacted the two parties to solicit revised proposals on March 24, 1998. After receiving and evaluating revised proposals on March 24, 1998, ABN AMRO contacted the interested parties to solicit their best proposals by March 26, 1998.

     On March 26, 1998, a meeting of the Board was held in Chicago. After a presentation by ABN AMRO to the Board, the terms of the proposed transactions and related merger agreements were presented to and reviewed by the Board. The Board analyzed and discussed the proposed transactions and agreements. Following the meeting, the Company's financial advisors contacted each of the interested parties to confirm that both parties had submitted their best and final proposals. Parent later submitted a revised proposal and the other interested party advised representatives of ABN AMRO that its previous proposal constituted its best and final proposal. Negotiations with Parent continued, culminating in the Company and Parent agreeing upon a form of definitive agreement to be presented for review by the Board at a meeting scheduled for March 27, 1998.

     On March 27, 1998, at a meeting of the Board, the terms of the proposed transaction with Parent and the Merger Agreement were presented to and reviewed by the Board. ABN AMRO made a presentation to the Board and delivered its opinion as to the fairness of the $9.625 per Share cash consideration to be received in the Offer and the Merger by the holders of outstanding Shares. The Board analyzed and discussed the Offer, the Merger Agreement and the Merger and reviewed proposed resolutions related to the transaction. After discussion and further analysis, the Board unanimously recommended that all holders of Shares accept the Offer and tender their Shares pursuant to the Offer. With respect to the Merger, the Board unanimously recommended that, if a shareholder vote is required by applicable law, the shareholders of the Company vote in favor of approval and adoption of the Merger Agreement and the Merger. A copy of a press release announcing the transaction has been filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference.

     In approving the Merger Agreement and the transactions contemplated thereby and recommending that all holders of Shares tender their Shares pursuant to the Offer, the Board considered a number of factors including:

          (i) the terms of the Merger Agreement;

          (ii) presentations by the President and Chief Executive Officer of the Company and the Company's financial advisors (at such meeting and at previous Board meetings) regarding the financial condition, results of operations, capital expenditure needs and business and prospects of the Company, including the prospects if the Company were to remain independent;

          (iii) the results of the process undertaken to identify and solicit indications of interest from third parties to enter into a strategic transaction with the Company;

          (iv) the trading price of the Shares over the last three years and that the $9.625 per Share Offer price represents a premium of approximately 50% over the closing sales price for the Shares on the Nasdaq National Market on March 26, 1998, the last trading day prior to the date of execution of the Merger Agreement;

          (v) the presentation of ABN AMRO at the March 26 and March 27, 1998 Board meetings and the opinion of ABN AMRO to the effect that, as of the date of the opinion, the $9.625 per Share cash consideration to be received by the holders of the Shares in the Offer and the Merger is fair to such holders, from a financial point of view; a copy of the opinion of ABN AMRO is contained in the Schedule 14D-9;

          (vi) that the Merger Agreement permits the Company to furnish nonpublic information and access in response to unsolicited proposals by third parties pursuant to confidentiality agreements, and to participate in discussions and negotiations with any third party making a proposal to submit an Acquisition Proposal (as hereinafter defined) to the Company, if the Board determines in good faith, after consultation with ABN AMRO or another financial adviser of nationally recognized standing, that such third party is reasonably likely to submit an Acquisition Proposal which is a Superior Proposal (as hereinafter defined) and determines in good faith, based upon advice of outside legal counsel, that the failure to take any of such actions is reasonably likely to be inconsistent with the Board's fiduciary duties under applicable law;

          (vii) the termination provisions of the Merger Agreement, which were a condition to Parent's proposal, providing that Parent could be entitled to
     (x) a fee of $1.5 million and (y) reimbursement of expenses up to $1.5 million upon the termination of the Merger Agreement under certain circumstances, including the modification or withdrawal of the Board's recommendation to the shareholders with respect to the Offer and the Merger; and

          (viii) the Board's belief, based in part on the factors referred to above, including the significant changes that have occurred in the RTA furniture industry, that the combined company would have the economies of scale to make the capital expenditures and achieve the operating efficiencies required to respond effectively to the needs of customers and markets and the increased competitiveness of the RTA furniture industry.

     The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Offer, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendation. In addition, individual members of the Board may have given different weight to different factors. The Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it.

MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase. Capitalized terms used but not defined in this summary of the Merger Agreement have the meanings given to such terms in the Merger Agreement.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as legally permitted after the expiration date of the Offer. The Merger Agreement provides that, without the prior written consent of the Company, neither the Purchaser nor Parent may decrease the price per Share, decrease the number of Shares sought to be purchased in the Offer, or amend any other condition of the Offer in any manner adverse to the holders of the Shares. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for the Shares validly tendered as soon as practicable after it is legally permitted to do so under applicable law; provided, however, that if, immediately prior to the initial expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer, when added to Shares already owned by the Purchaser and Parent, equals less than 90% of the outstanding Shares, the Purchaser may extend the Offer one time for a period not to exceed twenty business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

     Board of Directors. Promptly upon the purchase of Shares by the Purchaser and from time to time thereafter, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as is equal to the number of directors which is the product of (i) the total number of directors on the Board (giving effect to the directors designated by the Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser following such purchase bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company including increasing the size of its Board or securing the resignations of such number of its incumbent directors, or both. At such time, the Company shall use its best efforts to cause persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of each committee of the Board, each board of directors of each of the Company's subsidiaries and each committee of such board, in each case to the extent permitted by law. Notwithstanding the foregoing, the Company shall have at least one independent director until the Effective Time. In the Merger Agreement, the Company has agreed to promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under the Merger Agreement, including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable the Purchaser's designees to be elected to the Board. The Purchaser or Parent will supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof and in accordance with the MBCA and the DGCL, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation"). The Merger shall be effected by the filing at the time of Closing of properly executed Articles of Merger or Certificate of Merger, as appropriate, or other appropriate documents with the Corporation, Securities and Land Development

Bureau of the Michigan Department of Corporations and Industries Services and the Secretary of State of the State of Delaware.

     The Merger Agreement provides that, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders thereof the Shares will be converted into the right to receive the Offer Price in cash, without interest thereon, as soon as is reasonably practicable upon surrender of the certificate(s) formerly representing such Shares (other than any Shares owned by the Purchaser or by any affiliate of the Purchaser or Shares in the treasury of the Company, or in the treasury of any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto). At the Effective Time, each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

     The Merger Agreement provides that the Articles of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law. The By-Laws of the Purchaser in effect at the Effective Time will be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law.

     Vote Required to Approve the Merger. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Parent or its affiliates pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a definitive proxy statement (the "Proxy Statement") relating to the Merger and the Merger Agreement and cause such Proxy Statement to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel. If the Purchaser acquires at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger.

     The Merger Agreement provides that in the event that the Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer, the Tender Agreements or otherwise, the Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with the MBCA and the DGCL.

     Conditions to the Merger. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger and the transactions contemplated thereby are subject to the satisfaction, at or before the Effective Time, of certain conditions, including: (i) if required, the shareholders of the Company shall have duly approved the transactions contemplated by the Merger Agreement; (ii) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; (iii) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity which prevents the consummation of the Merger; (iv) all authorizations, approvals or consents required to permit the Merger shall have been obtained; and (v) the Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer (however, this condition is not applicable to the obligations of Parent or the Purchaser if the Purchaser fails to purchase Shares tendered pursuant to the Offer in violation of the terms of the Merger Agreement or the Offer).

     Representations and Warranties. The Merger Agreement contains various representations of the parties thereto, including representations by the Company as to, among other things, (i) organization; (ii) capitalization; (iii) authorization and validity of the Merger Agreement and necessary action;

(iv) consents and approvals; (v) SEC reports and financial statements; (vi) undisclosed liabilities; (vii) absence of certain changes; (viii) disclosure documents; (ix) employee benefit plans and ERISA; (x) litigation; (xi) compliance with existing laws; (xii) taxes; (xiii) real property; (xiv) intellectual property; (xv) contracts; (xvi) environmental laws and regulations;
(xvii) labor matters; (xviii) brokers or finders; (xix) opinion of financial advisors; (xx) Board recommendation; (xxi) insurance; and (xxii) permits.

     Covenants. Pursuant to the Merger Agreement, the Company has covenanted and agreed that unless Parent shall otherwise agree in writing, the Company shall, and shall cause each of its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use all reasonable efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by the Merger Agreement or as required by applicable law, rule or regulation prior to the Effective Time, without the consent of Parent, which consent shall not be unreasonably withheld, the Company will not, and will cause each of its subsidiaries not to: (a) amend or propose to amend their respective charters or bylaws; or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for cash dividends and cash distributions paid by subsidiaries to other subsidiaries or to the Company; (b) (i) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class, any debt or equity securities convertible into or exchangeable for such capital stock or any other equity related right (including any phantom stock or stock appreciation rights ("SARs")), other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date of the Merger Agreement; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, other than in the ordinary course of business and consistent with past practice; (iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice; (v) redeem, purchase, acquire or offer to purchase or acquire any
(x) shares of its capital stock or (y) long-term debt other than as required by governing instruments relating thereto; (vi) other than in the ordinary course of business, neither the Company nor any Company subsidiary shall modify, amend or terminate any material contract or agreement to which the Company or any Company subsidiary is a party or waive, release or assign any material rights or claims; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees except for (i) normal salary increases and merit bonuses, (ii) arrangements in connection with employee transfers or (iii) agreements with new employees, in each case, in the ordinary course of business and consistent with past practice;
(d) adopt, enter into or amend any, or become obligated under any new bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, healthcare, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof; (e) except as may be required as a result of a change in law or in generally accepted accounting principles after the date hereof, change any of the accounting principles or practices used by it; (f) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company incurred in the ordinary course of business consistent with past practice; (g) authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice (provided, that such purchases and/or expenditures shall, in the aggregate, be no more than $250,000) or as set forth in the Merger Agreement; or (h) take or agree to take any of the foregoing actions or any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in the Merger Agreement becoming untrue, or in any of the conditions to the Merger Agreement set forth in the Merger Agreement not being satisfied.

     No Solicitations. The Company has agreed that it will not, and will cause any officers, directors, employees and investment bankers, attorneys or other agents retained by the Company or any of its subsidiaries not to, (i) directly or indirectly solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action knowingly to facilitate any inquiries or the making of any Acquisition Proposal (as hereinafter defined), or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to, or that may be reasonably be expected to lead to, an Acquisition Proposal (other than the transactions contemplated hereby). Notwithstanding anything to the contrary contained in the Merger Agreement, the Company, and its officers, directors, investment bankers, attorneys or agents, may: (a) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") if: (1) the Board determines in good faith, after consultation with ABN AMRO or another financial advisor of nationally recognized standing, that such third party is reasonably likely to submit an Acquisition Proposal, which is a Superior Proposal (as hereinafter defined), and (2) the Board determines in good faith, based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information is reasonably likely to be inconsistent with the Board's fiduciary duties under applicable law, or
(b) following receipt of an Acquisition Proposal, disclose to its shareholders the Company's position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act or otherwise make any other necessary disclosure to its shareholders related to an Acquisition Proposal.

     The Company has agreed that, as of March 27, 1998, it shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than the Purchaser and Parent conducted heretofore with respect to any of the foregoing). The Company has agreed not to release any third party from any confidentiality or standstill agreement to which the Company is a party. The Company also has agreed that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the confidentiality agreement entered into between the Company and Parent. The Company further has agreed that in the event that the Company shall receive any Acquisition Proposal, it shall promptly inform Parent in writing as to the terms of such Acquisition Proposal, and if the Acquisition Proposal is in writing the Company shall provide the Parent a true and complete copy thereof, and will keep Parent reasonably informed of the status (including amendments or proposed amendments) of any such Acquisition Proposal, except to the extent that the Board determines in good faith, after consultation with its outside legal counsel, that any such action with respect to a Superior Proposal that by its terms expressly prohibits any disclosure of the terms of such Superior Proposal and described in this sentence is reasonably likely to be inconsistent with the Board's fiduciary duties under applicable law. As used herein, "Acquisition Proposal" shall mean any bona fide proposal made by a third party to acquire (i) beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of a 15% or greater equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company including, without limitation, any single or multi-step transaction or series of related transactions which is structured in good faith to permit such third party to acquire beneficial ownership of a 15% or greater equity interest in the Company or (ii) all or a substantial part of the business or assets or any equity interest in, or voting securities of, of the Company (other than the transactions contemplated by the Merger Agreement). As used herein, "Superior Proposal" means any Acquisition Proposal which the Board determines in good faith, after consultation with ABN AMRO or another financial advisor of nationally recognized standing, to be more favorable to such party and its shareholders than the transactions contemplated by the Merger Agreement.

     Termination; Fees and Expenses. The Merger Agreement provides that it may be terminated and the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company: (a) by mutual written consent of the Company, Parent and the Purchaser; (b) by either of the Company, on the one hand, or Parent and the Purchaser, on the other hand: (i) if the Effective Time shall not have occurred on or prior to September 30, 1998; provided, however, that the right to terminate the Merger Agreement under
Section 8.1(b)(i) of the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; (ii) if there shall have been issued an order, decree or ruling or taken any other action (which order, decree ruling or other action the parties hereto shall use their respective best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, if the party seeking termination is Parent, Parent shall have complied fully with its obligations under Section 6.9 of the Merger Agreement, or (iii) if, at the Special Meeting (including any adjournment or postponement thereof) called pursuant to the Merger Agreement, the requisite vote of the shareholders of the Company for the Merger shall not have been obtained; (c) by the Company: (i) upon two days prior written notice if the Board shall have (A) withdrawn, modified or changed in a manner adverse to Parent its approval or recommendation of the Merger Agreement, the Offer or the Merger or resolved to do any of the foregoing and (B) (x) determined in good faith, after consultation with a ABN AMRO or another financial advisor of nationally recognized standing, that a third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal, and (y) determined in good faith, upon the advice of outside legal counsel, that the failure to take such action as set forth in the preceding clause (A) is reasonably likely to be inconsistent with the Board's fiduciary duties under applicable law; (ii) if Parent or the Purchaser (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have a Parent Material Adverse Effect (as hereinafter defined), in each case such that the conditions set forth in the Merger Agreement would not be satisfied; provided, however, that if any such breach is curable by Parent or the Purchaser through the exercise of Parent's or the Purchaser's best efforts and for so long as Parent or the Purchaser shall be so using its best efforts to cure such breach, the Company may not terminate the Merger Agreement pursuant to the Merger Agreement; (iii) upon approval of the Board, if due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Annex A to the Merger Agreement, Merger Sub shall have failed to commence the Offer on or prior to five days following the date of initial public announcement of the Merger Agreement; provided, however, the Company may not terminate the Merger Agreement if the Company is at such time in breach of its obligations under the Merger Agreement; (d) by Parent and the Purchaser: (i) if the Company (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or (y) breaches its representations and warranties in any material respect and such breach would have a Company Material Adverse Effect (as hereinafter defined), in each case such that the conditions set forth in the Merger Agreement would not be satisfied; provided, however, that if any such breach is curable by the Company through the exercise of the Company's best efforts and for so long as the Company shall be so using its best efforts to cure such breach, Parent and the Purchaser may not terminate the Merger Agreement pursuant to the Merger Agreement; (ii) if the Board shall have withdrawn, modified or changed in a manner adverse to Parent its approval or recommendation of the Merger Agreement, the Offer or the Merger or shall have recommended an Acquisition Proposal involving the Company or shall have executed an agreement in principal or definitive agreement relating to an Acquisition Proposal involving the Company or similar business combination with a person or entity other than Parent or its affiliates (or the Board resolves to do any of the foregoing); or (iii) if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A to the Merger Agreement, the Purchaser shall have failed to commence the Offer on or prior to five days following the initial public announcement of the Merger Agreement; provided, however, Parent and the Purchaser may not terminate the Merger Agreement pursuant to the Merger Agreement if Parent or the Purchaser is at such time in breach of its obligations under the Merger Agreement. As used herein, "Company Material Adverse Effect" and "Parent Material Adverse Effect" mean any material adverse change in or effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, with respect to "Company Adverse Material Effect", or of Parent and its subsidiaries taken as a whole, with respect to "Parent Material Adverse Effect"; provided, however, that the effects of changes that are generally applicable to (i) the North American RTA furniture industry, (ii) the United States economy, or (iii) the United States securities markets shall in each case be excluded from such determination; and provided, further that any adverse effect on the Company and its subsidiaries, or Parent and its subsidiaries, as the case may be, resulting from the execution of the Merger Agreement and the announcement of the Merger Agreement and the transactions contemplated thereby shall also be excluded from such determination.

     In the event of the termination of the Merger Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision thereof pursuant to which such termination is made, and the Merger Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, the Purchaser or the Company or their respective directors, officers, employees, shareholders, representatives, agents or advisors other than, with respect to Parent, the Purchaser and the Company, the obligations pursuant to the Merger Agreement. Nothing contained in the Merger Agreement shall relieve Parent, the Purchaser or the Company from liability for willful breach of the Merger Agreement.

     If the Merger Agreement is terminated: (A) by either Parent and the Purchaser or the Company pursuant to clause (b)(iii) above or by Parent and the Purchaser pursuant to clause (d)(i) above and any person (other than Parent or any of its affiliates) shall have made a bona fide Acquisition Proposal to the Company that becomes disclosed to the public prior to the Special Meeting, and within one year after the effective date of such termination the Company is the subject of a Third Party Acquisition Event (as defined below) with such person,
(B) by the Company pursuant to clause (c)(i) above or (C) by Parent and the Purchaser pursuant to clause (d)(ii) above, then at the time of termination with respect to (B) or (C) above or the time of execution of a definitive agreement regarding such a Third Party Acquisition Event with respect to (A) above, the Company shall pay to Parent a fee of $1,500,000 in cash (the "Fee") and reimburse Parent for reasonable out-of-pocket costs incurred by Parent or on behalf of Parent in connection with the Merger Agreement and the transactions contemplated hereby up to an amount not to exceed $1,500,000. The Company has agreed not to enter into any agreement with respect to any Third Party Acquisition Event which does not, as a condition precedent to the execution of such agreement, require such reimbursement of expenses and the Fee to be paid to Parent upon such execution. As used herein, the term "Third Party Acquisition Event" means either of the following: (A) the Company shall agree to, consummate, or announce its intention to enter into any agreement relating to, an Acquisition Proposal; or (B) any person (other than the Company, Parent or the Purchaser or any affiliate thereof) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or a new group has been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding Shares.

     Employee Benefits. The Merger Agreement provides that as of the Effective Time, the Company's Employee Stock Ownership and Savings Plan and Trust Agreement (the "Company ESOP") will be amended to provide that the Company ESOP will be frozen with respect to participation and benefit accrual in the part of the Company ESOP that is an employee stock ownership plan and that no further contributions will be made to or distributions will be made from such portion of the Company ESOP; provided, however, that immediately prior to the Effective Time, the Company shall make a pro rata contribution to the Company ESOP in respect of the plan year, which plan year shall be deemed to have ended at the Effective Time, in accordance with the terms of the Company ESOP and applicable law. The amendment to the Company ESOP will further provide that following the Effective Time, each participant in the Company ESOP will be entitled to direct the investment of the balance in his or her Company ESOP account into one or more of the investment alternatives provided under the 401(k) portion of the Company ESOP (other than Shares), in accordance with the terms of the Company ESOP and applicable law.

     The Merger Agreement further provides that as of the Effective Time and for a two-year period thereafter, the Company and any of its subsidiaries and successors shall provide their employees with employment benefits substantially similar in the aggregate to the benefits they received prior to the Effective Time. Any employment agreements between the Company, its subsidiaries and their employees will continue to be honored after the Effective Time.

     Indemnification; Directors' and Officers' Insurance. From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee and agent (the "Indemnified Party") of the Company and its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the Merger Agreement, or any of the transactions contemplated thereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Michigan law or the Company's Articles of Incorporation, By-laws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after the Effective Time, the Surviving Corporation shall periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is or is reasonably likely to be, in the opinion of counsel to the Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

     The Merger Agreement provides that the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the last annual premium paid by the Company for such insurance and if the annual premiums exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverages available for a cost not exceeding such amount; provided, further, the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers with respect to acts or omissions occurring prior to the Effective Time or individual coverage and provided, that such substitution shall not result in any gaps or lapses in coverage with respect to acts or omissions occurring prior to the Effective Time; provided, further, if the existing D&O Insurance expires, is terminated or cancelled during such period, the Surviving Corporation will use its best efforts to obtain substantially similar D&O Insurance.

     Parent, the Purchaser and the Company have also agreed that in the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company, shall assume the foregoing indemnity obligations and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

     Access to Information. The Company has agreed that, upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford to Parent and its officers, employees, accountants, counsel, financing sources and other representatives, access, during normal business hours during the period prior to the earlier of the Effective Time or the date of termination of the Merger Agreement, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that nothing herein shall require the Company or any of its subsidiaries to disclose any information to Parent if such disclosure would be in violation of applicable laws or regulations of any Governmental Entity or the provisions of any confidentiality agreement to which the Company is a party.

     Options; Stock Plans. The Merger Agreement provides that the Company will not issue any additional options or SARs. Each option held by an employee, officer or director of the Company and other eligible holders to acquire Shares that is outstanding immediately prior to the Merger, whether or not then vested or exercisable, shall, simultaneously with the Merger, be cancelled in exchange for a single lump sum cash payment equal to the product of (1) the number of Shares subject to such Option and (2) the excess, if any, of the Offer Price over the exercise price per share of such Option, subject to any required withholding of taxes. Each SAR held by an employee, officer or director of the Company that is outstanding immediately prior to the Merger, whether or not then vested or exercisable, shall, simultaneously with the Merger, shall be cancelled in exchange for a single lump sum cash payment equal to the product of (1) the number of SARs held by such employee, officer or director and (2) the excess, if any, of the Offer Price over $4.00, the fair market value on the date the SARs were granted. Prior to the Effective Time, if necessary, the Company has agreed to use all reasonable efforts to (i) obtain consents from appropriate holders of Options and SARs and (ii) make any amendments to the terms of such Options, SARs, or the compensation plans or arrangements related thereto that are necessary to give effect to the transactions contemplated above. Notwithstanding any foregoing provision, payment may be withheld in respect of any Option or SAR until necessary or appropriate consents are obtained.

TENDER AGREEMENTS

     The following is a summary of the material terms of the Tender Agreements. This summary is qualified in its entirety by reference to the Tender Agreements, each of which is incorporated herein by reference and a form of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Tender Agreements may be examined and a copy of each may be obtained at the place and in the manner set forth in Section 8 of this Offer to Purchase.

     Tender of Shares. On the terms and subject to the conditions set forth in the Tender Agreements, each of the Director Shareholders will (i) tender the Shares owned by him into the Offer promptly, and in any event no later than the fifth business day following the commencement of the Offer, or, if the Shareholder has not received the offer documents by such time, within two business days following receipt of such documents, and (ii) not withdraw any Shares so tendered (except in the event the Stock Option (as hereinafter defined) is exercised). The Director Shareholders will receive the same price per Share received by other shareholders of the Company in the Offer with respect to Shares tendered by them in the Offer.

     Grant of Stock Option. On the terms and subject to the conditions set forth in the Tender Agreements, each Director Shareholder has granted to Parent an irrevocable option (the "Stock Option") to purchase the Shares owned by such Director Shareholder at a price per Share equal to the Offer Price (subject to additional payments in certain limited circumstances as described below), exercisable at any time, in whole only, if on or after March 27, 1998: (i) any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Exchange Act) other than Parent or any of its "affiliates" (as defined in the Exchange Act) (a "Third Party"), will have (A) commenced or announced an intention to commence a bona fide tender offer or exchange offer for any shares of Common Stock, the consummation of which would result in "beneficial ownership" (as defined in the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as defined in the Exchange Act)) of 35% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis), (B) acquired beneficial ownership of shares of Common Stock that, when aggregated with any shares of Common Stock already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis), provided, however, that "Third Party" for purposes of this clause (B) does not include any corporation, partnership, person, other entity or group that beneficially owns more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) as of the date hereof and that does not, after the date hereof, increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis), (C) acquired assets constituting 15% or more of the total assets or earning power of the Company taken as a whole or (D) entered into an agreement with the Company that contemplates the acquisition of (1) assets constituting 15% or more of the total assets or earning power of the Company taken as a whole or (2) beneficial ownership of 15% or more of the outstanding voting equity of the Company; or (ii) the Board shall have withdrawn, or modified or changed in a manner adverse to Parent its approval or recommendation of the Merger Agreement under certain circumstances that would allow the Company to terminate the Merger Agreement (after the passage of the applicable notice period but without the necessity of the Company having terminated the Merger Agreement).

     In the event that Parent or the Purchaser exercises the Stock Option and subsequent to such exercise either (i) Parent or the Purchaser pays consideration in excess of the Offer Price for the Shares pursuant to the Merger (a "Higher Price"), or (ii) (A) a third party commences a bona-fide tender offer or exchange offer for Shares for consideration in excess of the Offer Price (the "Excess Consideration"), (B) the Company terminates the Merger Agreement under certain circumstances where the Board shall have withdrawn, or modified or changed in a manner adverse to Parent its approval or recommendation of the Merger Agreement, (C) prior to such termination, but after receiving notice of the Company's intention to so terminate, Parent or the Purchaser exercises the Stock Option and (D) Parent or the Purchaser tenders the Shares it received upon the exercise of the Stock Option in such tender offer or exchange offer and receives Excess Consideration with respect to such Shares, then, in the case of clause (i) above, Parent or the Purchaser shall pay to each Director Shareholder in cash, within five days after Parent or the Purchaser pays the Higher Price to holders of Shares, an amount equal to the applicable number of Shares multiplied by the difference between the Higher Price and the Offer Price, and, in the case of clause (ii) above, Parent or the Purchaser shall pay to each Director Shareholder in cash, within five days after Parent or the Purchaser receives the Excess Consideration, an amount equal to the applicable number of Shares multiplied by the difference between the Excess Consideration and the Offer Price.

     Conditions to Closing. Each Director Shareholder's obligation to sell the Shares owned by him upon exercise of the Stock Option and such Shareholder's obligations under the provisions described in the following paragraph are subject (at such Director Shareholder's election) to the further conditions that there will have been no material breach of the representations, warranties, covenants or agreements of Parent or the Purchaser contained in the applicable Tender Agreement or contained in the Merger Agreement, which breach has not been cured within ten business days of the receipt of written notice thereof from the Director Shareholder.

     Voting Agreement; Proxy. Pursuant to the Tender Agreements, each of the Director Shareholders agreed that, so long as such Tender Agreements are in effect, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, such Director Shareholder will appear at the meeting or otherwise cause the Shares owned by such Director Shareholder to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) such Shares (i) in favor of the Merger and (ii) against any action or agreement that would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company and (iii) if requested by Parent, in favor of a shareholder resolution proposed by Parent in accordance with applicable provisions of the MBCA the purpose of which is to cause the Offer and the Merger to be consummated and which does not relate to the election of directors. Each of the Director Shareholders irrevocably granted to, and appointed, Parent and any nominee thereof, his proxy and attorney-in-fact (with full power of substitution) during the term of the applicable Tender Agreement, for and in the name, place and stead of such Director Shareholder, to vote the Shares owned by such Director Shareholder, or grant a consent or approval in respect of such Shares, in connection with any meeting of the shareholders of the Company (i) in favor of the Merger and (ii) against any action or agreement that would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company. Such proxy and power of attorney is irrevocable and coupled with an interest and is intended to be irrevocable in accordance with the provisions of
Section 422 of the MBCA and Section 212 of the DGCL. Pursuant to the applicable Tender Agreement, each Director Shareholder also represented that all proxies theretofore given by such Director Shareholder in respect of the Director Shareholder's Shares, if any, are not irrevocable, and revoked all such proxies given with respect to such Shares.

     Certain Representations and Warranties. In connection with the Tender Agreements, the Director Shareholders each made certain customary representations and warranties, including with respect to (i) ownership of the Director Shareholder's Shares and the absence of encumbrances on and in respect of such Shares, (ii) the Director Shareholder's authority to enter into and perform his obligations under the applicable Tender Agreement, (iii) the absence of conflicts and requisite governmental consents and approvals, and (iv) the absence of any broker, finder or investment banker relationship with respect to the transactions contemplated by the applicable Tender Agreement. In connection with the Tender Agreements, each of Parent and the Purchaser made certain customary representations and warranties to the Director Shareholders, including with respect to (i) authority to enter into and perform its obligations under the applicable Tender Agreement, (ii) absence of conflicts and requisite governmental consents and approvals, and (iii) the absence of any broker, finder or investment banker relationship with respect to the transactions contemplated by the Tender Agreements.

     Certain Covenants. Pursuant to the Tender Agreements, each Director Shareholder covenanted and agreed that, except as contemplated by such Agreement and except pursuant to the Offer, the Director Shareholder will not offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any lien any of the Shares owned by such Director Shareholder, and will not (i) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (ii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (iii) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (iv) take any other action with respect to such Shares that would in any way restrict, limit or interfere with the performance of the Director Shareholder's obligations under the applicable Tender Agreement. Pursuant to the Tender Agreements, each Director Shareholder also agreed that he will notify Parent immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Director Shareholder or his attorneys, accountants or other agents (each of such actions, an "Interest"), in each case in connection with any Acquisition Proposal indicating, in connection with such notice, the name of the person indicating such Interest and the terms and conditions of any related proposals or offers. The Director Shareholders also agreed to cease immediately and cause to be terminated immediately any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. In addition, each Director Shareholder agreed to keep Parent informed, on a current basis, of the status and terms of any Acquisition Proposal and to use his best efforts to ensure that his attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal,
(ii) enter into any agreement with respect to any Acquisition Proposal or (iii) in the event of an unsolicited written proposal in respect of an Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent, any of its affiliates or representatives and except for information that has been previously publicly disseminated by the Company) relating to any Acquisition Proposal. Nothing in the Tender Agreements shall be construed to prohibit any Director Shareholder from taking any action solely in his capacity as a member of the Board to the extent specifically permitted by the Merger Agreement or as required by applicable law.

     Termination. Except as otherwise specifically provided therein, all obligations under the Tender Agreements terminate on the earliest of (a) the date the Merger Agreement is terminated in accordance with its terms or the date the Offer is terminated by Parent or the Purchaser as a result of any failure of a condition of the Offer; provided, however, that the provisions relating to the Stock Option shall not terminate until 60 days thereafter (or such later time as permitted by such provisions) if the Merger Agreement was terminated pursuant to
Section 8.1(c)(i) thereof, (b) the purchase of all the Shares subject to the Stock Option pursuant to the Offer or pursuant to the Stock Option, or (c) on September 30, 1998.

     Except as described herein or incorporated herein by reference, to the knowledge of the Company as of the date hereof, there are no material contracts, agreements, arrangements or understandings or any actual or potential conflicts of interest between the Company or its affiliates and the Purchaser, its executive officers, directors or affiliates.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; OTHER MATTERS.

     The purpose of the Offer, the Merger, the Merger Agreement and the Tender Agreements is for Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become an indirect wholly-owned subsidiary of Parent. The Offer is intended to increase the likelihood that the Merger will be effected.

  Plans for the Company

     Parent is conducting a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, charter, bylaws, capitalization, Board, management or dividend policy, although, except as noted in this Offer to Purchase, Parent has no current plans with respect to any of such matters.

     Except as described in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any material changes in the Company's corporate structure, business or composition of its management and personnel.

  Other Matters

     Shareholder Approval. Under the MBCA and the Company's Restated Articles of Incorporation, the approval of the Board, and the affirmative vote of the holders of a majority of the outstanding Shares, including the Shares held by Purchaser and its affiliates, are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

     The Board has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby. Unless the Merger is consummated pursuant to the short-form merger provisions under the MBCA described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares.

     Short Form Merger. Under Section 711 of the MBCA, if the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's shareholders. In such event, the Purchaser anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's shareholders. If the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote or the consent of the Company's shareholders would be required under the MBCA.

     Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the MBCA and its Restated Articles of Incorporation and Bylaws to convene a meeting of its shareholders promptly following consummation of the Offer to consider and vote on the Merger, if a shareholders' vote is required. If the Purchaser owns a majority of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other shareholder of the Company.

     Appraisal Rights. No appraisal rights are available in connection with the Offer.

     Rule 13e-3. The Merger would have to comply with any applicable federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class, any debt or equity securities convertible into or exchangeable for such capital stock or any other equity related right (including any phantom stock or SARs), other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date of the Merger Agreement; or (b) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or (y) long-term debt other than as required by governing instruments relating thereto.

14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for, Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, the Purchaser or any other affiliate of Parent, or the consummation of any other transaction contemplated by the Merger Agreement, or seeking to obtain material damages in connection with any transaction contemplated by the Merger Agreement; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the transactions contemplated by the Merger Agreement; (iii) seeking to impose or confirm limitations on the ability of Parent, the Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby;
     (iv) seeking to require divestiture by Parent, the Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise has a Parent Material Adverse Effect;

          (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by the Merger Agreement, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
     (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any change, condition, event or development that has a Company Material Adverse Effect; provided, however, that no event, change or effect that primarily results from the Merger Agreement, the Merger, the Offer and the transactions contemplated thereby with the announcement thereof shall be deemed individually or in the aggregate a Company Material Adverse Effect;

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq National Market for the Company for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada, (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of the Purchaser, might affect, the extension of credit by banks or other lending institutions,
     (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada or (v) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof;

          (e) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates or (ii) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger;

          (f) any representation or warranty of the Company in the Merger Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement (except for a representation or warranty which references a particular date);

          (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (h) the Merger Agreement shall have been terminated in accordance with its terms; or

          (i) the Purchaser and the Company shall have agreed in writing that the Purchaser shall terminate the Offer or postpone the payment for Shares thereunder;

which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

     Except as described in this Section 15, based on information provided by the Company, none of the Company, the Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required or desirable for the acquisition and ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     (a) State Takeover Laws. The Company is incorporated under the laws of the State of Michigan. No Michigan takeover statute or similar statute or regulation, including without limitation Sections 775 to 784 and Sections 790 to 799 of the MBCA, imposes restrictions materially adversely affecting (or materially delaying) the consummation of the Offer or the Merger or would, as a result of the Offer, the Merger, the transactions contemplated thereby or the acquisition of securities of the Company or the Surviving Corporation by Parent or the Purchaser, (A) restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company or the Surviving Corporation that may be acquired or controlled by Parent or (B) entitle any shareholder to acquire securities of the Company or the Surviving Corporation on a basis not available to Parent.

     A number of other states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar
v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

     (b) Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     Parent and the Company expect to file their Notification and Report Forms with respect to the Offer under the HSR Act on or about April 7, 1998. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date Parent's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     As discussed below, the HSR Act requirements with respect to the Merger will not apply if certain conditions are met. In particular, the Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Parent and the Company unless the Purchaser acquires 50% or more of the outstanding Shares pursuant to the Offer (which would be the case if the Minimum Condition were satisfied) or the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30-day period, the Antitrust Division or the FTC may request additional information or documentary materials from Parent and/or the Company. The Merger may not be consummated until 20 days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of Parent and the Company.

     The FTC and the Antitrust Division periodically review the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     (c) Federal Reserve Board Regulations. Regulations U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be in full compliance with the Margin Regulations.

16. FEES AND EXPENSES.

     The Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent and Harris Trust Company of New York to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities and expenses in connection with their services, including certain liabilities under the federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

     The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          HORIZON ACQUISITION, INC.

April 3, 1998

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is 4750 Boulevard des Grandes Prairies, St. Leonard, Quebec, Canada H1R 2A3. Unless otherwise indicated, each such person is a citizen of Canada and has held his or her present position as set forth below, or has been an executive officer at Parent, for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                               PRESENT PRINCIPAL OCCUPATION AND
             NAME                                FIVE YEAR EMPLOYMENT HISTORY
             ----                              --------------------------------
Martin Schwartz................  President of Parent
Jeff Segel.....................  Vice-President, Sales and Marketing of Parent
Alan Schwartz..................  Vice-President, Operations of Parent
Jeffrey Schwartz...............  Vice-President, Finance of Parent
Frank Rana.....................  Treasurer of Parent
Nick Costides..................  President of Cosco
(United States citizen)
Richard Jackson................  President of Charleswood
(United States Citizen)
Robert Klassen.................  Chief Operating Officer of Ridgewood since 1995 Prior to
                                 1995, Mr. Klassen spent over sixteen years in operations at various retail industry corporations.
Douglas Crozier................  Chief Operating Officer of Dorel Home Products division since 1994. Prior to 1994, Mr. Crozier was Division
                                 President at BPCO, a division of EMCO Limited, a distributor of home building products.
David Cytrynbaum...............  President of Leadra since 1993. Prior to 1993, Mr.
                                 Cytrynbaum was owner and manager of Carol Ann Furniture Ltd.
Kees Spreeuwenberg.............  Managing Director of Maxi-Miliaan. Prior to 1993, Mr
(Citizen of the Netherlands)     Spreeuwenberg spent 13 years with Rothman's, a tobacco
                                 company.
Michael Silberstein............  President of Infantino
(United States citizen)
Michael Caplan.................  Managing Director of Dorel U.K. (since 1996). Prior to 1996,
(Citizen of United Kingdom)      Mr. Caplan was managing director of Write On Demand and
                                 Stylus Music Limited.
Dr. Laurent Picard.............  Director of Parent, Retired Professor of McGill University
                                 and a director of The Jean Coutu Group (PJC) Inc.
Bruce Kaufman..................  Director of Parent and President of Kaufel Group Ltd.
Maurice Tousson................  Director of Parent and President of Medi-Trust Pharamacy
                                 Inc.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is 4750 Boulevard des Grandes Prairies, St. Leonard, Quebec, Canada H1R 2A3. Unless otherwise indicated, each such person is a citizen of Canada, and each occupation set forth opposite an individual's name refers to employment with the Purchaser.

                                               PRESENT PRINCIPAL OCCUPATION AND
             NAME                                FIVE YEAR EMPLOYMENT HISTORY
             ----                              --------------------------------
Martin Schwartz................  President of the Purchaser. President of Parent.
Jeffrey Schwartz...............  Treasurer of the Purchaser. Vice President, Finance of
                                 Parent.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

                   By Mail:                             By Hand/Overnight Delivery:
             Wall Street Station                               Receive Window
                P.O. Box 1023                                Wall Street Plaza
           New York, NY 10268-1023                       88 Pine Street, 19th Floor
                                                             New York, NY 10005
                                 By Facsimile Transmission:
                                       (212) 701-7636
                                 For Information Telephone:
                                       (212) 701-7624

     Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        INNISFREE M&A INCORPORATED LOGO

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                            Telephone (212) 750-5833
                                       or
                         CALL TOLL FREE: (888) 750-5834